FOR IMMEDIATE RELEASE

                             CONTACT:  Steve Dale, Star Banc Media
                                       (513) 632-4524
                                       Bob Freeze, Great Financial Media
                                       (502) 562-6336
                                       David Moffett, Star Banc Analysts
                                       (513) 632-4008


         STAR BANC CORPORATION TO ACQUIRE GREAT FINANCIAL CORPORATION

         CINCINNATI, OHIO, September 15, 1997...Star Banc Corporation (NYSE:STB) and Great Financial Corporation (NASDAQ:GTFN) today announced they have signed a definitive merger agreement.

         Under the agreement, Star Banc would acquire Great Financial for stock and cash, according to a joint announcement by Jerry
         A. Grundhofer, chairman, president and chief executive officer of Star Banc Corporation and Paul M. Baker, chairman and chief executive officer of Great Financial Corporation. Great Financial, a Kentucky-based thrift holding company, has $3 billion in total assets and 45 branch locations in Kentucky and Indiana. Star Banc Corporation is an $10.8 billion multi-state bank holding company and operates 276 full-service banking locations in Ohio, Kentucky and Indiana.

         Based on Star Banc's closing price on September 12, 1997, of $46 3/8 per share, the value of the transaction is approx-imately $655 million. The terms of the agreement call for 70 percent of the outstanding Great Financial shares to be ex-changed for common shares of Star Banc stock at an exchange ratio of 0.949 Star Banc share for each Great Financial share. The remaining 30 percent of Great Financial shares would be exchanged for $44 in cash for each share.

         The merger is structured as a tax-free exchange for share-holders receiving stock, and will be accounted for as a purchase transaction. In connection with the purchase, Star Banc plans to repurchase a portion of the shares to be issued in the merger in open market transactions from time to time depending upon market conditions and other factors. Addition-ally, Great Financial granted Star Banc an option to purchase
         19.9 percent of its shares exercisable under certain condi-tions. This acquisition is expected to be completed in the first quarter of 1998.

         Grandhofer noted, "Great Financial is an outstanding organi-zation with an 85 year history of quality customer service. Combining with Great Financial gives Star Banc the opportunity to attract new customers and further extend our platform of services into geographic regions which are natural extensions of our existing Kentucky franchise. This transaction meets all our acquisition strategy criteria and most importantly is





         immediately accretive to earnings. We welcome the opportunity to extend to Great Financial markets our commitment to giving customers what they want, when they want it and on their own terms."

         Baker said that Great Financial has consistently provided quality service to its customers and the combination with Star Banc will further enhance the organization's product capa-bilities and growth prospects for their employees and share-holders.

         Baker added, "Combining the strengths of our two organizations will demonstrate benefits to our customers and shareholders. Star Banc is an outstanding organization and an industry leader in customer service and technology. The potential of these present and future benefits make this a timely merger oppor-tunity."

         Great Financial's consumer, mortgage banking, commercial lending and private banking presence in and around the major Kentucky markets of Louisville, Lexington and Owensboro provide Star Bank, N.A., Star Banc's banking subsidiary, the oppor-tunity to offer a broader mix of consumer, commercial and trust financial products and services in an expanded geographic territory. Star Banc's products and services include commer-cial banking, consumer banking, trust and investment services, international banking, credit card services, cash management and more.

         Cincinnati-based Star Banc, founded in 1863, is located across the Ohio River from Kentucky. Star Banc has had a major presence in the Northern Kentucky counties of Kenton, Boone, Campbell, Pendleton and Carroll, and in Marion County, in Central Kentucky, for many years. The acquisition of Great Financial would make Star Banc Kentucky's fourth largest bank.

         This agreement is subject to approval by Great Financial shareholders and federal regulatory agencies.

         Star Bank, a leader in high quality customer service and relationship banking was the first bank in the U.S. to offer a fully integrated 24-Hour Banking System in 1995. Star's 24-Hour Banking System includes branch banking, voice-activated phone banking, PC banking, super ATMs, screen phone banking, video kiosk banking and Internet banking. Star Bank Internet Banking is now available to customers through a state-of-the-art on-line real time system which enables customers to access their total banking relationship, at no charge, through their personal computer. In 1996, Star Bank was the first to offer its Five Star Service Guarantee which assures customers of certain key banking benefits or the customer will be paid for that inconvenience. Star Bank's Internet address is http:// www.starbank.com.

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